Freedom Holding Corp.
1930 Village Center Circle, #3-6972
Las Vegas, Nevada 89134
TEL: (801) 355-2227

September 23, 2021

Liudmila Kiriaku
Tinou 7b
Limassol, Cyprus

Dear Liudmila:
I am pleased to confirm to you an offer of employment in the position of Vice President of Compliance (“VPC”) with Freedom Holding Corp., a Nevada corporation, (“FRHC”) conducting business in the United States and Eurasia. This offer of at-will employment is conditioned on your satisfactory completion of certain requirements, as explained in this letter. Your employment is subject to the terms and conditions set forth in this letter, which override anything communicated to you, orally or in writing, during your prior interviews with FRHC, by any employee of any subsidiary of Freedom Holding Corp. or as part of any other communication about your employment with Freedom Holding Corp. and its subsidiaries.
You will have an expected start date of on or before October 1, 2021. As VPC, you will be a full-time employee scheduled to work five days a week, specifically during all days the New York Stock Exchange is open to conduct business. As VPC, you will be classified as exempt under the federal Fair Labor Standards Act and New York, which means you are not entitled to overtime pay for working more than 40 hours in a workweek or more than 8 hours in a workday.
In your capacity as VPC, you will perform duties and responsibilities as directed by the senior executive team of FRHC necessary to oversee and manage the design, deployment, monitoring, auditing and testing of FRHC’s enterprise-wide compliance program, and such other duties as are reasonable and consistent with such position as may be assigned to you from time to time as set forth in Exhibit A Job Description. You will report directly to the President of FRHC or another individual designated by the President. You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of FRHC’s enterprise-wide compliance interests. Your base location for employment will be in Limassol, Cyprus, but you will be required to travel, as required to discharges your duties and responsibilities across the FRHC enterprise.
In consideration of your continued services as VPC, you will be compensated in accordance with current FRHC practices (through one or more FRHC entities), consistent with the standard payroll practices of FRHC in the legal jurisdiction where you are based, and/or other FRHC subsidiary or either of their professional employer organization (PEO) in such locations and subject to all withholdings and deductions as required or permitted by law. Your compensation is outlined below:

•Annual base salary of €120,000
•Restricted Share Grants:

Year of Share Grant	2021	2022	2023	2024	2025
Number of Shares	1,500	1,500	1,500	1,500	1,500
Share Vesting Period	2 years	1 year	1 year	1 year	1 year
Vesting of all Restricted Share Grants is subject to the terms and conditions set forth in the FRHC 2019 Incentive Equity Plan and the Restricted Stock Grant Agreement executed between FRHC and you.
FRHC reserves the right, in its sole discretion, to prospectively modify any aspect of your compensation from time to time or at any time and for any reason, to the extent permitted by applicable law. In addition, as a full-time VPC, you will continue to be eligible to participate in available employee benefit plans offered by FRHC, its subsidiary in Cyprus or through their PEOs or its successors, subject to the conditions and other provisions of such plans or programs.
As VPC, you will be eligible to participate in other employee benefit programs including, Paid Time Off (PTO), and other fringe benefits as are made available to other similarly situated employees of FRHC or its Cyprus subsidiary, in accordance with and subject to the eligibility and other provisions of such plans and programs as adopted by FRHC or its Cyprus subsidiary. FRHC reserves the right, in its sole discretion, to prospectively modify or terminate any of its benefits plans or programs from time to time/at any time and for any reason, to the extent permitted by applicable law.
You will be subject to all applicable employment and other policies of FRHC, as outlined in the FRHC Employment Handbook and elsewhere.
Your employment will be at-will, meaning that you or FRHC may terminate the employment relationship at any time, with or without cause, and with or without notice. Any contrary representations that may have been made to you are superseded by this offer letter. This is the full and complete agreement between you and FRHC on this term. Although your duties, title, compensation, and benefits, as well as FRHC’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express agreement signed by you and an authorized representative of FRHC.
FRHC reserves the right, in its sole discretion, to prospectively modify or rescind any of the terms set forth in this letter at any time during the course of your employment, to the extent permitted by applicable law.
Your continuing employment is contingent upon:
(a) requisite background check and approval, and
(b) execution of an Employee Confidentiality and Non-Solicitation Agreement (see Exhibit B).
By accepting this offer, you confirm that you are able to accept this job and carry out the work involved without breaching any legal restrictions on your activities, such as restrictions imposed by a former employer.
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All of us at FRHC are excited about the prospect of you becoming a part of our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below, and return this letter agreement to me within 7 days.
I look forward to our mutually rewarding association.
Yours sincerely,

Signed: /s/ Adam R. Cook
Adam R. Cook, Vice President
On behalf of Freedom Holding Corp.

Acceptance of Offer
I have read and understand all the terms of the offer of employment set forth in this letter and I accept each of those terms. I also understand and agree that my employment is at-will and, with the exception of a subsequent written agreement signed by an authorized Freedom Holding Corp. representative, no statements or communications, whether oral or written, will modify my at-will employment status. I further understand that this letter is Freedom Holding Corp.’s complete offer of employment to me and this letter supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to my employment. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in this letter.

Liudmila Kiriaku:

Signed: /s/ Liudmila Kiriaku
Date: 9/30/2021

Cc: Adam Cook, corporate Secretary, Evgeniy Ler, CFO, Freedom Holding Corp.
Attachments:
Exhibit A: Job Description
Exhibit B: Employee Confidentiality and Non-solicitation Agreement
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Offer of Employment
Exhibit A
JOB DESCRIPTION
The Vice President of Compliance (VPC) is responsible to protect Freedom Holding Corp. (FRHC), its directors and officers, subsidiaries and other affiliates, and customers from any damage that might result from the failure to comply with compliance regulatory obligations and assist the executive management in monitoring and mitigating compliance risks in line with the risk tolerance of the FRHC.
The position requires a mature individual who has acquired considerable experience in compliance, governance, and the financial regulation field. You will be required to work closely with all business units, and their respective compliance, regulatory, finance, internal auditing, and treasury personal as required to fully discharge the duties and responsibilities of the VPC.
We expect the VPC to ensure that our operations and business transactions follow all relevant legal and internal rules. You will also review employees’ work and provide advice on compliance. To succeed in this role, you should be a reliable professional who is not afraid to speak their mind and stand by their decisions. You should be familiar with risk management and our industry’s standards across each legal jurisdiction. Your goal will be to ensure we operate in a legal and ethical manner and in conformity to our Compliance Policies while pursuing our business objectives.
ESSENTIAL DUTIES AND RESPONSIBILITIES
•Develop and implement an effective compliance program
•Create sound internal controls and monitor adherence to them
•Draft and revise enterprise policies, to achieve maintain compliance standards
•Proactively audit processes, practices, and documents to identify weaknesses
•Evaluate business activities (e.g., investments, market access) to assess compliance risk
•Collaborate with external auditors and business unit HR personnel when needed
•Set plans to manage a crisis or compliance violation
•Educate and train managers and employees on regulations and industry practices
•Address manager and employee concerns or questions on legal compliance
•Keep abreast of internal standards and business goals
•File FRHC regulatory sanctions compliance reports

REQUIREMENTS
•Proven experience of at least 5 years as a compliance manager
•Experience in risk management
•Knowledge of legal requirements and controls (e.g. Anti-Money Laundering/KYC/RU/EU/US Sanctions Compliance)
•Familiarity with industry practices and professional standards
•Excellent communication skills
•Integrity and professional ethics
•Business acumen
•Teamwork skills
•Attention to detail

Offer of Employment
Exhibit B

Employee Confidentiality and Non-Solicitation Agreement
This Employee Confidentiality and Non-solicitation Agreement ("Agreement") is entered into by and between Freedom Holding Corp., a Nevada corporation, (the "Employer"), on behalf of itself and its subsidiaries and its corporate affiliates, and their successors or assigns (collectively referred to herein as, the "Employer Group"), and the undersigned employee (the "Employee"), (the Employer and the Employee are collectively referred to as the "Parties"), as set forth on the signature page of this Agreement (the "Effective Date").
In consideration of the Employer providing employment to the Employee as Vice President of Compliance, which the Employee acknowledges to be good and valuable consideration for the Employee's obligations hereunder, the Employer and the Employee hereby agree as follows:
1.    Confidential Information. The Employee understands and acknowledges that during the course of employment by the Employer, the Employee will have access to and learn about Confidential Information, as defined below.
(a)    Confidential Information Defined.
For purposes of this Agreement, "Confidential Information" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, policies, documents, research, operations, services, strategies, techniques, agreements, transactions, potential transactions, negotiations, know-how, financial information, payroll information, staffing information, customer information, customer lists, client information, client lists, of the Employer Group or its businesses, or of any other person or entity that has entrusted information to the Employer in confidence.
The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.
The Employee understands and agrees that Confidential Information includes information developed by the Employee in the course of the Employee's employment by the Employer as if the Employer furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee, provided that the disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee's behalf.
(b)    Employer Group Creation and Use of Confidential Information.
The Employee understands and acknowledges that the Employer Group has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of independent agency brokerage and plans to extend its activities into other activities in the capital markets. The Employee understands and acknowledges that as a result of these efforts, Employer Group has created, and continues to use and create, Confidential Information. This Confidential Information provides Employer with a competitive advantage over others in the marketplace.
(c)    Disclosure and Use Restrictions.
The Employee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Employer Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Employer Group and, in any event, not to anyone outside of the direct employ of the Employer Group except as required in the performance of the Employee's authorized employment duties to the Employer or with the prior consent of the CEO or President acting on behalf of the Employer in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Employer, except as required in the performance of the Employee's authorized employment duties to the Employer or with the prior consent of the CEO or President acting on behalf of the Employer in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).
The Employee understands and acknowledges that the Employee's obligations under this Agreement regarding any particular Confidential Information begins immediately when the Employee first has access to the Confidential Information (whether before or after the Employee begins employment with the Employer) and shall continue during and after the Employee's employment by the Employer until the time that the Confidential Information has become public knowledge other than as a result of the Employee's breach of this Agreement or breach by those acting in concert with the Employee or on the Employee's behalf.
(d)    Notice of Immunity Under the Defend Trade Secrets Act of 2016 ("DTSA"). Notwithstanding any other provision of this Agreement:
(i)    The Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:
(A)    is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or
(B)    is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
(ii)    If the Employee files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Employee may disclose the Employer's trade secrets to the Employee's attorney and use the trade secret information in the court proceeding if the Employee:

(A)    files any document containing the trade secret under seal; and
(B)    does not disclose the trade secret, except pursuant to court order.
(e)    Other Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Employee shall promptly provide written notice of any such order to an authorized officer of the Employer.
Nothing in this Agreement prohibits or restricts the Employee (or Employee's attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances or a possible securities law violation.
2.    Restrictive Covenants.
(a)    Acknowledgment.
The Employee understands that the nature of Employee's position gives the Employee access to and knowledge of Confidential Information and places the Employee in a position of trust and confidence with the Employer. The Employee understands and acknowledges that the intellectual services the Employee provides to the Employer Group are special, or extraordinary because the Employer entrusts primary management of a key client relationships to the Employee.
The Employee further understands and acknowledges that the Employer’s ability to reserve these relationships for the exclusive benefit of the Employer is of great competitive importance and commercial value to the Employer, and that improper use or diversion by the Employee is likely to result in unfair or unlawful competitive activity.
(b)    Non-Solicitation of Employees.
The Employee understands and acknowledges that the Employer has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Employer. The Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, or attempt to solicit, hire, or recruit, any employee of the Employer or any employee who has been employed by the Employer Group in the 12 months preceding the last day of Employee's employment (collectively, "Covered Employee"), or induce the termination of employment of any Covered Employee for a period of 12 months, beginning on the last day of the Employee's employment with the Employer Group, regardless of the reason for the employment termination during the Restricted Period.
This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, Twitter, and any other social media platform, whether or not in existence at the time of entering into this Agreement. However, it will not be deemed a violation of this Agreement if the Employee merely updates the Employee's LinkedIn profile or connects with a Covered Employee on Facebook, LinkedIn, or other social media platform without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this section. This Section does not restrict or impede, in any way, and shall not be interpreted or understood as restricting or impeding, the Employee from discussing the terms and conditions of Employee's employment with co-workers.
(c)    Non-Solicitation of Customers.
The Employee understands and acknowledges that because of the Employee's experience with and relationship to the Employer, the Employee will have/has had and will continue to have access to and will learn/has learned and will continue to learn about much or all of the Employer's customer information, including, but not limited to, Confidential Information. "Customer Information" includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to trading and services provided.
The Employee understands and acknowledges that: (i) the Employer's relationships with its customers is of great competitive value; (ii) the Employer has invested and continues to invest substantial resources in developing and preserving its customer relationships and goodwill; and (iii) the loss of any such customer relationship or goodwill will cause significant and irreparable harm to the Employer.
The Employee agrees and covenants, for a period of 12 months, beginning on the last day of the Employee's employment with the Employer, whether terminated for any reason or no reason, by the Employee or the Employer the Restricted Period, not to directly or indirectly solicit, contact, or attempt to solicit or contact, using any other form of oral, written, or electronic communication, including, but not limited to, email, regular mail, express mail, telephone, fax, or instant message, or social media, including but not limited to Facebook, LinkedIn, Instagram or Twitter, or any other social media platform, whether or not in existence at the time of entering into this agreement, or meet with the Employer's current, former, or prospective customers for purposes of offering services similar to or competitive with those offered by the Employer. However, it will not be deemed a violation of this Agreement if the Employee merely updates the Employee's LinkedIn profile, or connects with a covered customer or former customer on Facebook or LinkedIn, without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this section.
This restriction shall only apply to:
•Customers or prospective customers the Employee serviced in any way during the final eighteen months of Employee's employment.
•Customers about whom the Employee has trade secret or confidential information.
•Customers who are customers of any member of the Employer Group.
•Customers about whom the Employee has information that is not available publicly.
3.    Non-Disparagement. The Employee agrees and covenants that the Employee will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Employer Group or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors, and other associated third parties.
This Section does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement, including but not limited to the Employee's Section 7 rights under the NLRA or rights to communicate with securities regulators/any other administrative or regulatory agency to report suspected unlawful conduct or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to the President.
4.    Acknowledgment. The Employee acknowledges and agrees that: (i) the Employee's services to be rendered to the Employer are of a special and unique character; (ii) that the Employee will obtain knowledge and skill relevant to the Employer's industry, methods of doing business, and marketing strategies by virtue of the Employee's employment; (iii) that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interests of the Employer; and (iv) that the Employee will be reasonably able to earn a living without violating the terms of this Agreement; and (v) that the Employee has the right to consult with counsel before signing this Agreement.
Nothing in this Agreement shall be construed to in any way terminate, supersede, undermine, or otherwise modify the "at-will" status of the employment relationship between the Employer and the Employee, pursuant to which either the Employer or the Employee may terminate the employment relationship at any time, with or without cause, and with or without notice.
5.    Remedies. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that the Employer shall be entitled to, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.
6.    Successors and Assigns.
(a)    Assignment by the Employer.
To the extent permitted by state law, the Employer may assign this Agreement to any subsidiary or corporate affiliate in the Employer Group or otherwise, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Employer. This Agreement shall inure to the benefit of the Employer and permitted successors and assigns.
(b)    No Assignment by the Employee.
The Employee may not assign this Agreement or any part hereof. Any purported assignment by the Employee shall be null and void from the initial date of purported assignment.

7.    Arbitration. Any dispute, controversy, or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted consistent with the rules, regulations, and requirements thereof as well as any requirements imposed by New York law. Each party shall pay its own costs of arbitration. Any arbitral award determination shall be final and binding upon the Parties.
8.    Warranty. Employee represents and warrants that the Employee is not a party to any non-compete restrictive covenant or related contractual limitation that would interfere with or hinder the Employee's ability to undertake the obligations and expectations of employment with the Employer.
9.    Choice of Law and Forum Selection. This Agreement and all related documents, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, are governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the laws of any jurisdiction other than the State of New York to apply. Any action or proceeding by either Party to enforce this Agreement shall be brought only in any state or federal court located in the state of New York, county of New York. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
10.    Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Employee and the Employer pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.
In the event of any inconsistency between the statements in the body of this Agreement and any letter of employment or employee manual, the provisions of this Agreement shall control.
11.    Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Employee and by the CEO or President of the Employer. No waiver by either Party of any breach of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either Party in exercising any right, power, or privilege under this Agreement operate as a waiver to preclude any other or further exercise of any right, power, or privilege.
12.    Severability. Should any provision of this Agreement be held by a court or arbitral authority of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, that holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding on the Parties with any modification to become a part of and treated as though originally set forth in this Agreement.
The Parties further agree that any such court or arbitral authority is expressly authorized to modify any unenforceable provision of this Agreement instead of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making any other modifications it deems warranted to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law.
The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. Should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in this Agreement.
13.    Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
14.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart's signature page of this Agreement, by facsimile, electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.
15.    Tolling. If the Employee violates any of the terms of the restrictive covenant obligations in this Agreement, the obligation at issue will begin to run from the first date on which the Employee ceases to be in violation of the obligation for all such restrictions shall automatically be extended by the period the Employee was in violation of them.
16.    Attorneys' Fees. If the Employee breaches any of the terms of the restrictive covenant obligations in this Agreement, to the extent authorized by state law, the Employee will be responsible for payment of all reasonable attorneys' fees and costs the Employer incurred in the course of enforcing the terms of the Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.
17.    No Preparation for Competition. During the term of the Employee's employment, Employee agrees not to undertake preparations for competitive activity prohibited by this Agreement.
18.    Notice. If and when the Employee's employment with the Employer terminates, whether voluntarily or involuntarily, the Employee agrees to provide to any subsequent employer a copy of this Agreement. In addition, the Employee authorizes the Employer to provide a copy of this Agreement to third parties, including, but not limited to, the Employee's subsequent, anticipated, or possible future employer.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this agreement as of the ____ day of ____________, 2021.

EMPLOYER:
Freedom Holding Corp.

By: __________________________________
    Its authorized officer

EMPLOYEE:
Liudmila Kiriaku

___________________________________
Signature

Address: ___________________________

    ___________________________